Exhibit 3.1

Fourth Amended and Restated Certificate of Incorporation of Ventyx Biosciences, Inc.

1. The name of this corporation is Ventyx Biosciences, Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

3. The business address of the Corporation is Eli Lilly and Company Global Headquarters, Lilly Corporate Center, Indianapolis, Indiana 46285.

4. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

5. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $0.0001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

6. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

7. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

8. In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of the Corporation (the “Bylaws”) by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal Bylaws made by the Board.

9. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

10. Subject to any provisions in the Bylaws related to indemnification of directors of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

11. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

12. Neither any amendment nor repeal of Section 9, Section 10, Section 11, or Section 12, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation or the Bylaws inconsistent with Section 9, Section 10, Section 11, or Section 12, shall eliminate or reduce the effect of Section 9, Section 10, Section 11, or Section 12 in respect of any matter occurring, or any Proceeding accruing or arising or that, but for Section 9, Section 10, Section 11, or Section 12, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

13. Subject to Section 12, the Board reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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